PROSPECTUS                      Pricing Supplement No. 2731
Dated January 10, 1995          Dated January 26, 1996
PROSPECTUS SUPPLEMENT           Rule 424(b)(3)-Registration
Statement No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                (Redeemable Step Up Coupon Notes)

Principal Amount:  US$25,000,000

Trade Date:  January 26, 1996

Settlement Date (Original Issue Date):  January 31, 1996

Maturity Date: January 31, 2011 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:0.00%

Net Proceeds to Issuer (in Specified Currency):  US$25,000,000

Interest:

  Interest Rate: The Notes will pay interest at the rate of 6.50% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on January 31, 1997; thereafter, the interest rate on the Notes will reset annually on each January 31 in accordance with the schedule set forth under "Additional Terms--Interest" below.

  Interest Payment Period:
  __ Annual    X  Semi-Annual    __ Monthly    __ Quarterly

  Interest Payment Dates: July 31 and January 31 of each year, commencing July 31, 1996. See "Additional Terms--Interest" below.

Repayment, Redemption and Acceleration:

  Initial Redemption Date:  January 31, 1997 (See  "Additional
  Terms--Redemption" below)
  Initial Redemption Percentage:100%
  Optional Repayment Date:  Not applicable ("N/A")



POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS" HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT
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                                                           Page 2
                       Pricing Supplement No. 2731
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


Form of Notes:
  X  DTC registered
  __ non-DTC registered

  The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

  Amount of OID: N/A
  Yield to Maturity: N/A
  Interest Accrual Date: N/A
  Initial Accrual Period OID: N/A

Amortizing Notes:

  Amortization Schedule: N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest on the Notes will accrue from January 31, 1996 and will be payable in U.S. dollars semi-annually on July 31 and January 31 of each year, commencing July 31, 1996 (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 6.50% per annum from and including the Original Issue Date up to but excluding January 31, 1997. Thereafter, the interest rate will be subject to adjustment annually on each January 31 in accordance with the following schedule:

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                                                           Page 3
                       Pricing Supplement No. 2731
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723




          Interest Period                         Interest Rate
                                                  (per annum)

     January 31, 1997 to January 30, 1998            6.550%
     January 31, 1998 to January 30, 1999            6.600%
     January 31, 1999 to January 30, 2000            6.650%
     January 31, 2000 to January 30, 2001            6.700%
     January 31, 2001 to January 30, 2002            6.750%
     January 31, 2002 to January 30, 2003            6.800%
     January 31, 2003 to January 30, 2004            6.850%
     January 31, 2004 to January 30, 2005            6.900%
     January 31, 2005 to January 30, 2006            6.950%
     January 31, 2006 to January 30, 2007            7.000%
     January 31, 2007 to January 30, 2008            7.500%
     January 31, 2008 to January 30, 2009            8.000%
     January 31, 2009 to January 30, 2010            8.500%
     January 31, 2010 to January 30, 2011            9.000%

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on January 31, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Certain Investment Considerations:

  Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

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                                                           Page 4
                       Pricing Supplement No. 2731
                       Dated January 26, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723




Plan of Distribution:

  The Notes are being purchased by Smith Barney Inc. (hereinafter referred to as the "Underwriter") as principal at a purchase price of 100% of the aggregate principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.